Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-263230, 333-224887, and 333-206158) on Form S-8 of our reports dated March 1, 2023, with respect to the consolidated financial statements of Planet Fitness, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts
March 1, 2023